                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                         Ditgital Equipment Corporation
                (Name of Registrant as Specified In Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

--------------------------------------------------------------------------------

DIGITAL LOGO

                                                              September 18, 1997

Dear Fellow Stockholder:

     You are cordially invited to attend our Annual Meeting of Stockholders ("Meeting"), which will be held this year on Thursday, November 13, 1997, at 11:00 A.M., at the World Trade Center, Commonwealth Pier, 164 Northern Avenue, Boston, Massachusetts.

     The notice of meeting and proxy statement that follow describe the business to be conducted at the meeting. We also will give a presentation on the current status of our business.

     Whether or not you plan to attend the meeting in person, it is important that your shares be represented and voted. After reading the enclosed Notice of Annual Meeting and Proxy Statement, I urge you to complete, sign, date and return your proxy ballot in the envelope provided. If the address on the accompanying material is incorrect, please advise our Investor Services Department in writing at 111 Powdermill Road, Maynard, Massachusetts 01754.

                                        For the Board of Directors,

                                        /s/ Robert B. Palmer
                                        ROBERT B. PALMER
                                        Chairman of the Board, President and
                                        Chief Executive Officer
DIGITAL EQUIPMENT CORPORATION, 111 POWDERMILL ROAD, MAYNARD, MASSACHUSETTS 01754

                            YOUR VOTE IS IMPORTANT.
                    PLEASE SIGN, DATE AND RETURN YOUR PROXY

                         DIGITAL EQUIPMENT CORPORATION
--------------------------------------------------------------------------------
                         NOTICE OF 1997 ANNUAL MEETING
--------------------------------------------------------------------------------

To the Stockholders of DIGITAL EQUIPMENT CORPORATION:

     Notice is hereby given that the Annual Meeting of Stockholders ("Meeting") of Digital Equipment Corporation, a Massachusetts corporation, will be held on Thursday, November 13, 1997, at 11:00 A.M., at the World Trade Center, Commonwealth Pier, 164 Northern Avenue, Boston, Massachusetts, for the following purposes:

     1. To elect three members to the Board of Directors to serve for a three-year term as Class II Directors.

     2. To approve an amendment to the 1968 Employee Stock Purchase Plan to increase the number of shares subject thereto by 3,900,000 shares.

     3. To approve an amendment to the 1981 International Employee Stock Purchase Plan to increase the number of shares subject thereto by 3,600,000 shares.

     4. To ratify the selection of the firm of Coopers & Lybrand L.L.P. as auditors for the fiscal year ending June 27, 1998.

     5. To consider and act upon the four stockholder proposals set forth in the Proxy Statement.

     6. To transact such other business as may properly come before the meeting.

     Stockholders entitled to notice of and to vote at the meeting shall be determined as of the close of business on September 15, 1997, the record date fixed by the Board of Directors for such purpose.

                                        By Order of the Board of Directors,

                                        /s/ Gail S. Mann

                                        GAIL S. MANN, Clerk

September 18, 1997
--------------------------------------------------------------------------------

     STOCKHOLDERS ARE REQUESTED TO SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE TO DIGITAL EQUIPMENT CORPORATION, P.O. BOX 1006, NEW YORK, NEW YORK 10269.

                         ------------------------------
                                PROXY STATEMENT
                         ------------------------------

                                  INTRODUCTION

     Proxies in the form enclosed with this proxy statement are solicited by the Board of Directors of Digital Equipment Corporation (the "Corporation") for use at the 1997 Annual Meeting of Stockholders (the "Meeting").

     An Annual Report to Stockholders, containing financial statements for the fiscal year ended June 28, 1997, has been sent to all stockholders entitled to vote. This proxy statement and form of proxy were first sent to stockholders on or about the date of the accompanying Notice of 1997 Annual Meeting.

     Only common stockholders of record as of the close of business on September 15, 1997 will be entitled to vote at the Meeting and any adjournments thereof. As of that date, 147,773,294 shares of Common Stock of the Corporation (excluding treasury shares) were issued and outstanding. Each share outstanding as of the record date will be entitled to one vote, and stockholders may vote in person or by proxy. Execution of a proxy will not in any way affect a stockholder's right to attend the meeting and vote in person. Any stockholder giving a proxy has the right to revoke it at any time before it is exercised by written notice to the Clerk of the Corporation. In addition, stockholders attending the Meeting may revoke their proxies at that time.

     The representation in person or by proxy of at least a majority of the outstanding shares of Common Stock entitled to vote at the meeting is necessary to constitute a quorum for the transaction of business. Votes withheld from any nominee for election as director, abstentions and broker "non-votes" are counted as present or represented for purposes of determining the presence or absence of a quorum for the meeting. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because, in respect of such other proposal, the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. An automated system administered by the Corporation's solicitation agent tabulates the votes. The vote on each matter submitted to stockholders is tabulated separately. Abstentions are included in the number of shares present or represented and voting on each matter. Broker "non-votes" are not so included.

     The persons named as attorneys in the proxies are directors and/or officers of the Corporation. All properly executed proxies returned in time to be cast at the Meeting, if no contrary instruction is indicated, will be voted as stated below under "Election of Directors." In addition to the election of Class II Directors, the stockholders will consider and vote upon proposals to (i) approve an amendment to the 1968 Employee Stock Purchase Plan to increase the number of shares available for issuance thereunder; (ii) approve an amendment to the 1981 International Employee Stock Purchase Plan to increase the number of shares available for issuance thereunder; and (iii) ratify the selection of auditors. Where a choice has been specified on the proxy with respect to these matters, the shares represented by the proxy will be voted in accordance with the specification and will be voted FOR if no specification is indicated. Directors are elected by a plurality of votes cast and the affirmative vote of a majority of the shares present or represented at the Meeting and voting on such other matters is required for approval of those matters.

     The stockholders will also consider and act upon four stockholder proposals relating to (i) the declassification of the Board of Directors, (ii) the redemption of the Corporation's stockholder rights plan, (iii) the engagement of an investment banking firm to explore alternatives to enhance the value of the Corporation and (iv) the separation of the offices of President and Chairman of the Board of Directors. The Board of Directors recommends a vote against each of these proposals. Where a choice has been specified on the proxy with respect to any stockholder proposal, the shares represented by the proxy will be voted in accordance with the specification and will be voted AGAINST if no specification is indicated. The affirmative vote of a majority of the shares present or represented at the Meeting and voting on such matter is required for approval of each of these stockholder proposals.

     The Corporation knows of no other matter to be presented at the Meeting. If any other matter should be presented at the Meeting upon which a vote properly may be taken, shares represented by all proxies received by the Corporation will be voted with respect thereto in accordance with the judgment of the persons named as attorneys in the proxies.

                             ELECTION OF DIRECTORS

     The Board of Directors of the Corporation is divided into three classes. Each class serves three years, with the terms of office of the respective classes expiring in successive years. The directors in Class III will be nominees for election to three-year terms at the 1998 Annual Meeting of Stockholders and the directors in Class I will be nominees for election to three-year terms at the 1999 Annual Meeting of Stockholders.

     The present term of office for the directors in Class II ("Class II Directors") expires at the Meeting. Vernon R. Alden, Thomas L. Phillips and Delbert C. Staley were each elected at the Annual Meeting of Stockholders held November 10, 1994, and are nominees for re-election to a three-year term as Class II Directors. If re-elected, the Class II Director nominees will be elected for a three-year term and until their successors have been duly elected and have qualified; however, pursuant to the Corporation's current Retirement Policy for Directors ("Policy"), each Class II Director would reach retirement age prior to the end of such three-year term. Under the Policy, Messrs. Alden and Staley would retire on the date of the Annual Meeting of Stockholders in 1998, and Mr. Phillips would retire on the date of the Annual Meeting of Stockholders in 1999.

     Shares represented by all proxies received by the Board of Directors and not so marked as to withhold authority to vote for any individual nominee will be voted (unless one or more nominees is unable or unwilling to serve) for the election of all nominees for Class II Directors. The Board of Directors knows of no reason why any such nominee should be unable or unwilling to serve, but if such should be the case, proxies will be voted for the election of some other person or the Board of Directors will fix the number of directors at a lesser number.

     Set forth below is information with respect to each nominee for Class II Director to be elected at the Meeting and for each Class I Director and Class III Director whose term of office continues after the Meeting.

NOMINEES TO BE ELECTED AT THE MEETING
(CLASS II DIRECTORS)

     VERNON R. ALDEN

        Mr. Alden, age 74, was Chairman of the Board and Executive Committee of The Boston Company, Inc., a financial services company, from 1969 to 1978. He was President of Ohio University from 1962 to 1969. Mr. Alden is a director of Intermet Corporation and Sonesta International Hotels Corporation. He is also a trustee of several cultural and educational organizations. He has been a director of the Corporation since 1959 and is a member of the Audit Committee and Nominating Committee.

     THOMAS L. PHILLIPS

        Mr. Phillips, age 73, retired as Chairman of the Board and Chief Executive Officer of Raytheon Company ("Raytheon") in March 1991, having served as Chief Executive Officer since 1968, and as Chairman of the Board since 1975. He has been a director of Raytheon since 1962. Mr. Phillips is also a director of SRA International, Inc., State Street Research and Management Co. and Knight-Ridder, Inc. Mr. Phillips has been a director of the Corporation since 1991. He is Chairman of the Compensation and Management Development Committee and is a member of the Nominating Committee.

     DELBERT C. STALEY

        Mr. Staley, age 73, was Chairman, Chief Executive Officer and a director of NYNEX Corporation ("NYNEX") from 1983 until his retirement in September 1989. He continued serving as a director of NYNEX and served as Chairman of NYNEX International Management Committee until October 1991. Mr. Staley is a director of Polaroid Corporation and SRA International, Inc., and is Chairman of Alcatel Network Systems Inc. Mr. Staley has been a director of the Corporation since 1993 and is a member of the Compensation and Management Development Committee and Strategic Direction Committee.

DIRECTORS WHOSE TERM EXPIRES AT THE 1998 ANNUAL MEETING (CLASS III DIRECTORS)

     COLBY H. CHANDLER

        Mr. Chandler, age 72, retired as Chairman of the Board and Chief Executive Officer of Eastman Kodak Company ("Kodak") in May 1990. Prior to that time he had been Chief Executive Officer, Chairman of the Board and Chairman of the Executive Committee of Kodak since July 1983. He assumed the presidency of Kodak in January 1977. Mr. Chandler was a director of Kodak from 1974 to 1993. Mr. Chandler has been a director of the Corporation since 1989. He is Chairman of the Audit Committee and a member of the Nominating Committee.

     ARNAUD DE VITRY

        Mr. de Vitry, age 71, is an engineering consultant. From 1980 to 1990, Mr. de Vitry was Chairman of the Board and Chief Executive Officer of Eureka SICAV, France, an investment company. He is a director of Ionics, Incorporated. Mr. de Vitry has been a director of the Corporation since 1957 and is Chairman of the Nominating Committee.

     THOMAS P. GERRITY

        Dr. Gerrity, age 56, has served as Dean of the Wharton School of the University of Pennsylvania since July 1990. From 1969 to 1989, Dr. Gerrity was chief executive officer of Index Group, Inc. ("Index"), an information technology consulting company he founded. In 1988, Index became part of Computer Sciences Corporation ("CSC") and Dr. Gerrity was subsequently appointed president of CSC's commercial professional services group, CSC Consulting. Dr. Gerrity is a director of Fannie Mae, CVS Corporation, Reliance Group Holdings, Inc., Sun Company, Inc. and Union Carbide Corporation. He has been a director of the Corporation since 1992, and is a member of the Compensation and Management Development Committee and Strategic Direction Committee.

DIRECTORS WHOSE TERM EXPIRES AT THE 1999 ANNUAL MEETING (CLASS I DIRECTORS)

     FRANK P. DOYLE

        Mr. Doyle, age 66, retired in December 1995 as an Executive Vice President of General Electric Company ("GE"). Mr. Doyle had been an Executive Vice President of GE and a member of its corporate executive office since July 1992 and was a Senior Vice President from 1981 to July 1992. He is a director of the Paine Webber Group Inc., Roadway Express, Inc., and Educational Testing Service. Mr. Doyle has been a director of the Corporation since 1995 and is a member of the Audit Committee and Strategic Direction Committee.

     KATHLEEN F. FELDSTEIN

        Dr. Feldstein, age 56, has been President of Economics Studies, Inc., an economics consulting firm, since 1987. Dr. Feldstein is a director of Bank America Corporation, Conrail Corporation and The John Hancock Mutual Life Insurance Company. Dr. Feldstein has been a director of the Corporation since 1993 and is a member of the Audit Committee.

     ROBERT B. PALMER

        Mr. Palmer, age 57, has been President and Chief Executive Officer of the Corporation since October 1992, and Chairman of the Board since May 1995. Mr. Palmer joined the Corporation in 1985 and served as Vice President, Semiconductor and Interconnect Technology until 1990, and as Vice President, Manufacturing, Logistics and Component Engineering from 1990 to 1992. From 1983 to 1985, he was Executive Vice President of Semiconductor Operations at Mostek Corporation ("Mostek"), a subsidiary of United Technologies Corporation. Mr. Palmer was a co-founder of Mostek, where he held a series of senior management positions prior to its acquisition in 1980 by United Technologies Corporation. Mr. Palmer is a director of AlliedSignal Inc. Mr. Palmer has been a director of the Corporation since 1992 and is Chairman of the Strategic Direction Committee.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     Shown below is certain information as of August 1, 1997, with respect to beneficial ownership of shares of the Corporation's Common Stock and of Depositary Shares, each representing one-fourth of a share of the Corporation's Series A 8 7/8% Cumulative Preferred Stock (the "Depositary Shares"), by each director (including the three nominees for Class II Directors), by each executive officer named in the Summary Compensation Table set forth on page 13 and by all directors and executive officers as a group. Unless otherwise indicated, the named person or members of the group possess sole voting and investment power with respect to the shares.

    BENEFICIAL OWNER                                         SHARES BENEFICIALLY OWNED
    ----------------------------------------------------------------------------------
    Vernon R. Alden..........................................            48,459(1)(2)
                                                                          4,000(3)
    Colby H. Chandler........................................            10,333(1)
                                                                          6,257(4)
    Arnaud de Vitry..........................................           113,593(1)(5)
    Frank P. Doyle...........................................             2,825(6)
    Kathleen F. Feldstein....................................             5,333(7)
    Thomas P. Gerrity........................................            17,333(1)
    Robert B. Palmer.........................................           776,045(8)
    Thomas L. Phillips.......................................            10,333(1)
    Delbert C. Staley........................................             6,333(7)
    Bruce L. Claflin.........................................            89,695(9)
    Harold D. Copperman......................................           112,496(10)
    John J. Rando............................................           149,048(11)
    William D. Strecker......................................           141,651(12)
    All directors and executive officers as a group (18
      persons)...............................................         1,908,531(13)

---------------

      (1) Includes 5,000 shares of Common Stock which the director has the right to acquire by exercise of a stock option granted pursuant to the Corporation's 1990 Stock Option Plan for Nonemployee Directors ("1990 Nonemployee Directors Plan") and 333 shares of Common Stock which the director has the right to acquire by exercise of a stock option granted pursuant to the Corporation's 1995 Stock Option Plan for Nonemployee Directors (the "1995 Nonemployee Directors Plan").

      (2) Includes 22,357 shares of Common Stock held by Mr. Alden's wife, as to which shares Mr. Alden disclaims beneficial ownership.

      (3) Represents 4,000 Depositary Shares. These Depositary Shares represent less than 1% of the Corporation's issued and outstanding Depositary Shares and Preferred Stock.

      (4) Represents Common Stock units under the directors' deferred compensation plan described on page 11. Under the plan, nonemployee directors may elect to defer receipt of all or a portion of their compensation in the form of Common Stock units. Common Stock units carry no voting rights.

      (5) Includes 104,660 shares of Common Stock held by Mr. de Vitry's wife, as to which shares Mr. de Vitry disclaims beneficial ownership.

      (6) Represents 2,000 shares of Common Stock which Mr. Doyle has the right to acquire by exercise of a stock option granted pursuant to the Corporation's 1990 Nonemployee Directors Plan and 825 shares of Common Stock which the director has the right to acquire by exercise of a stock option granted pursuant to the Corporation's 1995 Nonemployee Directors Plan.

      (7) Includes 4,000 shares of Common Stock which the director has the right to acquire by exercise of a stock option granted pursuant to the Corporation's 1990 Nonemployee Directors Plan and 333 shares of Common Stock which the director has the right to acquire by exercise of a stock option granted pursuant to the Corporation's 1995 Nonemployee Directors Plan.

      (8) Includes 751,009 shares of Common Stock which Mr. Palmer has the right to acquire by exercise of stock options, 58,000 of which are subject to restrictions on disposition which lapse over time. Also includes 4,000 shares awarded as restricted stock under the Corporation's 1995 Equity Plan subject to restrictions on disposition which lapse over time.

      (9) Includes 57,750 shares of Common Stock which Mr. Claflin has the right to acquire by exercise of stock options. Also includes 22,000 shares of Common Stock awarded as restricted stock under the Corporation's 1990 and 1995 Equity Plans subject to restrictions on disposition which lapse over time.

     (10) Includes 101,054 shares of Common Stock which Mr. Copperman has the right to acquire by exercise of stock options. Also includes 10,000 shares of Common Stock awarded as restricted stock under the Corporation's 1995 Equity Plan subject to restrictions on disposition which lapse over time.

     (11) Includes 146,000 shares of Common Stock which Mr. Rando has the right to acquire by exercise of stock options, 4,060 of which are subject to restrictions on disposition which lapse over time.

     (12) Includes 138,550 shares of Common Stock which Mr. Strecker has the right to acquire by exercise of stock options, 6,600 of which are subject to restrictions on disposition which lapse over time. Also includes 1,691 shares of Common Stock held by Mr. Strecker's wife, as to which shares Mr. Strecker disclaims beneficial ownership.

     (13) The group is comprised of the executive officers named in the Summary Compensation Table on page 13 and those persons who were directors and executive officers of the Corporation on August 1, 1997. Includes 1,528,804 shares of Common Stock which the directors and executive officers as a group have the right to acquire by exercise of stock options granted under the Corporation's stock plans, 78,430 of which are subject to restrictions on disposition which lapse over time. In addition, includes 129,472 shares held by family members of officers or directors, as to which shares the applicable officer or director disclaims beneficial ownership. Also includes 40,000 shares awarded as restricted stock under the Corporation's 1990 or 1995 Equity Plans subject to restrictions on disposition that lapse over time. Excludes 4,000 Depositary Shares held by such directors and executive officers. The 1,908,531 shares held by all directors and executive officers as a group would represent less than 1% of the Corporation's issued and outstanding Common Stock, assuming exercise of the stock options.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based on a review of the forms and written representations received by the Corporation pursuant to Section 16(a) of the Securities Exchange Act of 1934, the Corporation believes that during the period June 30, 1996 through June 28, 1997, the directors and executive officers complied with all applicable
Section 16 filing requirements except that one report for Harold D. Copperman, a Senior Vice President, was filed three months late.

MEETINGS OF THE BOARD; COMMITTEES OF THE BOARD

     During the fiscal year ended June 28, 1997, the Board of Directors met 12 times (including in-person and teleconference meetings), the Audit Committee met five times, the Compensation and Management Development Committee met five times, the Nominating Committee met one time and the Strategic Direction Committee met two times. All directors attended more than 75% of the total number of meetings of the Board and the committees on which they serve. At least once each year, the Corporation's independent, unaffiliated directors ("Outside Directors") meet in Executive Session without the Chairman or any other member of management present. During these sessions, the Outside Directors review, among other things, the performance of the Chairman and Chief Executive Officer.

     The Board of Directors has an Audit Committee, a Compensation and Management Development Committee, a Nominating Committee and a Strategic Direction Committee. Each of the Audit, Compensation and Management Development and Nominating Committees is comprised solely of Outside Directors. It is the Board's intention to continue this practice.

     The Audit Committee selects the independent auditors to be employed by the Corporation, subject to ratification by the Corporation's stockholders, reviews generally the internal and external audit plans and the results thereof, and reviews generally the Corporation's internal controls with the internal and external auditors. The members of the Audit Committee are Mr. Chandler, Chairman, Messrs. Alden and Doyle and Dr. Feldstein.

     The Compensation and Management Development Committee reviews the compensation of senior management, reviews and recommends to the Board the adoption of any compensation plans in which directors and officers are eligible to participate and reviews and recommends to the Board the compensation of directors. The Committee also administers and interprets the Corporation's stock plans and, subject to the provisions of the plans, selects the employees who are to participate in such plans and determines the terms of their participation. The members of the Compensation and Management Development Committee are Mr. Phillips, Chairman, Dr. Gerrity and Mr. Staley.

     The Nominating Committee is responsible for nominations to the Board of Directors. The members of the Nominating Committee are Mr. de Vitry, Chairman, and Messrs. Alden, Chandler, and Phillips. The Nominating Committee will consider highly qualified candidates proposed in writing by stockholders. Stockholders who wish to propose a nomination should submit the person's name and background information to the Clerk of the Corporation.

     The Strategic Direction Committee reviews and makes recommendations to the Board on alternative strategic initiatives for the Corporation, taking into account competitive and industry factors, technical developments, corporate goals and the corporate resources necessary to implement alternative initiatives. The members of the Strategic Direction Committee are Mr. Palmer, Chairman, and Mr. Doyle, Dr. Gerrity and Mr. Staley.

COMPENSATION OF DIRECTORS

     Each director who is not also an employee of the Corporation received a retainer of $25,000 for his or her services during the fiscal year ended June 28, 1997, plus $1,000 for each Board meeting and each committee meeting attended. Directors are also reimbursed for out-of-pocket expenses incurred in attending Board and committee meetings.

     Directors may defer all or any part of their retainer or meeting fees pursuant to a deferred compensation plan. Pursuant to the plan, nonemployee directors of the Corporation may elect to defer receipt of all or a specified portion of their compensation in the form of cash, with an interest rate related to the ten-year U.S. Government Rate, or in the form of units, the value of each unit initially being equal to the average fair market value of one share of the Common Stock of the Corporation on the ten trading days preceding the date the compensation being deferred would otherwise be payable. The plan provides that compensation deferred under the plan, whether in the form of cash or units, will be paid out in cash after a deferral period of at least three years. Directors may elect that compensation so deferred be paid out in a lump sum or in up to fifteen annual installments. Payment of compensation deferred under the plan commences in January of the year following the last year of the deferral period.

     Pursuant to a retirement plan for nonemployee directors adopted in May 1987, each nonemployee director of the Corporation on the date of adoption of the plan, and every other nonemployee director who is 70 years of age or older, who has completed at least five years of service on the Board and who commenced service as a director prior to January 1, 1995, is entitled upon termination of service to an annualized benefit for life which is equal to the annual retainer for nonemployee directors in effect on the date of termination of service. The plan also provides for coordinated disability benefits for all participating nonemployee directors equal to the annual retainer in effect on the date of total disability. Effective on the date of the Meeting, eligibility is further limited to those directors who are age 65 or older on such date.

     Each nonemployee director of the Corporation also participates in the 1995 Stock Option Plan for Nonemployee Directors (the "1995 Nonemployee Directors Plan"). The 1995 Nonemployee Directors Plan provides that annually, on the date of the Annual Meeting of Stockholders, (i) each director age 65 or older on the date of the Meeting, who commenced service as a director of the Corporation prior to January 1, 1995 and whose service as a director will continue, is to receive an option to purchase 3,500 shares of the Corporation's Common Stock at a price equal to the fair market value of the Corporation's Common Stock on the date of grant and (ii) each director who is under age 65 on the date of the Meeting or who commenced service as a director of the Corporation after January 1, 1995 and whose service as a director will continue, is to receive an option to purchase 6,000 shares of the Corporation's Common Stock at a price equal to the fair market value of the Corporation's Common Stock on the date of grant. The options become exercisable at the rate of 33% on the first and second anniversaries of the date of grant and 34% on the third anniversary of the date of grant. The options expire ten years from the date of grant, unless terminated earlier in accordance with the terms of the Plan.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The Summary Compensation Table shows compensation for the Chief Executive Officer and the four other most highly compensated executive officers for the fiscal year ended June 28, 1997.

                                                                                LONG-TERM
                                           ANNUAL COMPENSATION             COMPENSATION AWARDS
                                   ------------------------------------  -----------------------
                                                              OTHER      RESTRICTED                       ALL
                                                              ANNUAL       STOCK          STOCK          OTHER
NAME AND                            SALARY        BONUS    COMPENSATION    AWARDS        OPTIONS      COMPENSATION
PRINCIPAL POSITION       YEAR        ($)          ($)(1)      ($)(2)       ($)(3)          (#)           ($)(4)
------------------------ ----      --------      --------  ------------  ----------      -------      ------------
Robert B. Palmer........ 1997      $901,939      $100,000    $      0     $      0(5)    185,000(8)     $ 24,774
  Chairman of the        1996       900,016             0           0      302,000(6)    185,000(9)       24,923
  Board, President,      1995       900,016       375,000           0      399,609(7)    300,000               0
  Chief Executive
  Officer

Bruce L. Claflin........ 1997       393,274(13)   300,000     121,590      419,062(5)     65,000(8)(10)    2,000
  Senior Vice President  1996(12)        --            --          --           --            --              --
                         1995(12)        --            --          --           --            --              --

Harold D. Copperman..... 1997       465,394        50,000       8,197      481,405(5)     65,000(8)(10)    8,289
  Senior Vice President  1996(12)        --            --          --           --            --              --
                         1995(12)        --            --          --           --            --              --

John J. Rando........... 1997       465,394       170,000           0       83,124(5)     65,000(8)       10,728
  Senior Vice President  1996       400,960             0           0            0        65,000(9)       10,907
                         1995       348,089       175,000           0      143,859(7)    125,000(11)           0

William D. Strecker..... 1997       451,931       115,000           0       83,124(5)     50,000(8)       10,626
  Vice President         1996       450,008             0           0            0        65,000(9)       10,617
                         1995       450,008       110,000           0       95,906(7)     60,000(11)           0

---------------

      (1) Represents a cash bonus earned by such individual in the applicable fiscal year and paid during the first quarter of the next fiscal year, unless the recipient has elected that payment thereof be deferred. See "Deferred Compensation Plan for Executives."

      (2) Represents customary one-time relocation and allowance payments to executives joining the Corporation.

      (3) If the Corporation were to begin to pay dividends on its Common Stock, holders of restricted Common Stock would receive cash dividends on the shares of restricted Common Stock held by them. The amount ultimately realized by any named executive officer in respect of restricted Common Stock depends upon the value of the Corporation's Common Stock when the executive officer sells the shares, which can only occur after the restrictions lapse.

      (4) Represents matching contributions of $3,000 by the Corporation under its Savings and Investment Plan ("SAVE Plan") for each of Messrs. Palmer, Copperman, Rando and Strecker, and of $2,000 for Mr. Claflin, and under its SAVE Restoration Plan as follows: Mr. Palmer, $21,774, Mr. Copperman, $5,289, Mr. Rando, $7,728, and Mr. Strecker, $7,626.

      (5) Represents the dollar value on September 17, 1996, the award date, of an award to each of Messrs. Claflin, Copperman, Rando and Strecker of shares of restricted Common Stock. The fair market value of a share of Common Stock on such date was $41.562. Each of Messrs. Claflin, Copperman, Rando and Strecker were granted 1,000, 2,500, 2,000 and 2,000 shares of restricted Common Stock, respectively, on such date. Restrictions with respect to 50% of these shares lapsed on December 17, 1996 and the remaining restrictions lapsed on June 17, 1997. Also represents, in the case of each of Messrs. Claflin and Copperman, the dollar value on August 21, 1996, the award date, of an award of 10,000 shares of restricted Common Stock. On such date, the fair market value of the Common Stock was $37.75. Restrictions with respect to 50% of these shares lapsed on August 21, 1997 and the remaining restrictions will lapse on August 21, 1998. At the end of fiscal year 1997, each of Messrs. Palmer, Claflin and Copperman held 4,000, 22,000 and 10,000 shares of restricted Common Stock, respectively, and neither Mr. Rando nor Mr. Strecker held any shares of restricted stock. The value of the restricted shares held by each of Messrs. Palmer, Claflin and Copperman at June 27, 1997, the last business day of the fiscal year, was, as of such date, $145,000, $797,500, and $362,500, respectively. On such date, the fair market value of a share of Common Stock was $36.25. See Footnote 6 below with respect to an award of restricted stock to Mr. Palmer in August 1996, which is reflected on the table as fiscal year 1996 compensation.

      (6) Represents the dollar value on August 21, 1996, the award date, of an award to Mr. Palmer of 8,000 shares of restricted Common Stock. On such date, the fair market value of a share of Common Stock was $37.75. Restrictions with respect to 50% of these shares lapsed on February 21, 1997 and the remaining restrictions will lapse on February 21, 1998.

      (7) Represents the dollar value on August 14, 1995, the award date, of an award to such individual of restricted Common Stock. On such date, the fair market value of a share of Common Stock was $42.625. Each of Messrs. Palmer, Rando and Strecker were granted 9,375, 3,375 and 2,250 shares of restricted Common Stock, respectively. Restrictions with respect to 50% of these shares lapsed on February 14, 1996 and the remaining restrictions lapsed on February 14, 1997.

      (8) Reflects a stock option to purchase shares of the Corporation's Common Stock granted on August 20, 1997, shortly after the end of fiscal year 1997.

      (9) Reflects a stock option to purchase shares of the Corporation's Common Stock granted on August 21, 1996, shortly after the end of fiscal year 1996.

     (10) Does not include a stock option to purchase 100,000 and 140,000 shares of the Corporation's Common Stock granted to each of Messrs. Claflin and Copperman, respectively, on August 21, 1996.

     (11) Reflects a stock option to purchase shares of the Corporation's Common Stock granted to the named executive officer in August 1995.

     (12) Mr. Claflin, who joined the Corporation in 1995, and Mr. Copperman, who joined the Corporation in 1993, each became an executive officer of the Corporation during fiscal year 1997. Accordingly, only their compensation for fiscal year 1997 is reflected in the table.

     (13) See "Employment Arrangements."

OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following table shows information regarding grants of stock options during the fiscal year ended June 28, 1997 to the named executive officers. The table also includes grants of stock options to the named executive officers on August 20, 1997. The Corporation did not grant any stock appreciation rights during fiscal year 1997 nor during the period from the end of such fiscal year through August 20, 1997.

                                    INDIVIDUAL GRANTS
-----------------------------------------------------------------------------------------     GRANT DATE VALUE
                                                  % OF TOTAL      EXERCISE                    ----------------
                                                 OPTIONS/SARS     OR BASE                        GRANT DATE
                                 OPTIONS/SARS     GRANTED TO       PRICE       EXPIRATION         PRESENT
             NAME                  GRANTED       EMPLOYEES(1)      ($/SH)         DATE          VALUE($)(2)
-------------------------------  ------------    ------------     --------     ----------     ----------------
Robert B. Palmer...............    185,000(3)         2.5%        $ 46.687       8/20/07         $2,982,045
                                   185,000(4)         2.5           37.75        8/21/06          2,421,296
Bruce L. Claflin...............     65,000(3)         0.8           46.687       8/20/07          1,047,746
                                   100,000(4)         1.4           37.75        8/21/06          1,308,809
Harold D. Copperman............     65,000(3)         0.8           46.687       8/20/07          1,047,746
                                   140,000(4)         1.9           37.75        8/21/06          1,832,332
John D. Rando..................     65,000(3)         0.8           46.687       8/20/07          1,047,746
                                    65,000(4)         0.8           37.75        8/21/06            850,726
William D. Strecker............     50,000(3)         0.7           46.687       8/20/07            805,958
                                    65,000(4)         0.8           37.75        8/21/06            850,726

---------------

     (1) Reflects percentage of total options granted to all employees from June 30, 1996 through August 20, 1997.

     (2) The Grant Date Present Values shown were determined using a Black-Scholes pricing model with the following assumptions and adjustments: stock price volatility of 35%, an interest rate of 6.3%, with respect to options granted in August 1996, and 6.1% with respect to options granted in August 1997, representing the interest rate on a U.S. Treasury security on the dates of grant with a maturity date corresponding to that of the option term; and an assumed 3.6-year option term. The Corporation's use of this model should not be construed as an endorsement of its accuracy. Whether the model's assumptions will prove to be accurate cannot be known at the date of grant. The ultimate value of the options, if any, will depend on the future value of the Corporation's Common Stock, which cannot be forecast with reasonable accuracy, and on the holders' investment decisions.

     (3) Reflects stock options granted on August 20, 1997, shortly after the end of fiscal year 1997, under the Corporation's 1995 Equity Plan, at exercise prices equal to the fair market value of the Corporation's Common Stock on the date of grant. The options have a term of ten years and become exercisable ratably over three years from the date of grant.

     (4) Reflects stock options granted on August 21, 1996, shortly after the end of fiscal year 1996, under the Corporation's 1995 Equity Plan, at exercise prices equal to the fair market value of the Corporation's Common Stock on the date of grant. The options have a term of ten years and become exercisable ratably over three years from the date of grant.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

     The following table summarizes for each of the named executive officers the number of stock options exercised during the fiscal year ended June 28, 1997, the aggregate dollar value realized upon exercise, and the dollar value of in-the-money, unexercised options held at June 28, 1997. None of the named executive officers hold any SARs. Value realized upon exercise is the difference between the fair market value of the underlying stock on the exercise date and the exercise price of the option. The value of unexercised, in-the-money options at fiscal year-end is the difference between the exercise price and the fair market value of the underlying stock on June 27, 1997, the last business day of the fiscal year. The closing price of the Corporation's Common Stock on the New York Stock Exchange on such date was $36.25.

                                                   NUMBER OF SECURITIES UNDERLYING        VALUE OF UNEXERCISED
                                                     UNEXERCISED OPTIONS/SARS AT         IN-THE-MONEY OPTIONS/
                                                              FY-END(#)                    SARS AT FY-END($)
                          SHARES        VALUE      -------------------------------    ----------------------------
                         ACQUIRED      REALIZED                     RESTRICTED/                       RESTRICTED/
        NAME          ON EXERCISE(#)     ($)       EXERCISABLE    UNEXERCISABLE(1)    EXERCISABLE    UNEXERCISABLE
--------------------  --------------   --------    -----------    ----------------    -----------    -------------
Robert B. Palmer....           0       $      0      621,500           358,000(2)     $ 2,002,560             0
Bruce L. Claflin....           0              0       24,750           150,250                  0             0
Harold D.
  Copperman.........      14,854        315,506       21,454           195,454             22,114       247,371
John J. Rando.......      16,500        332,277       78,860           153,190(2)         283,696             0
William D.
  Strecker..........           0              0       90,700           111,800(2)         559,048             0

---------------

     (1) Does not include options granted to any of the named executive officers on August 20, 1997. See "Summary Compensation Table" and "Option/SAR Grants in Last Fiscal Year."

     (2) A portion of these options represent immediately exercisable options for restricted stock, with restrictions on disposition of the underlying shares lapsing ratably over periods of three to ten years from date of grant. The number of underlying shares subject to such options on June 28, 1997 for the named executive officers was as follows: Mr. Palmer, 71,000; Mr. Rando, 4,440 and Mr. Strecker, 6,600. The remaining options held by Messrs. Palmer, Rando and Strecker were granted during fiscal years 1995, 1996 and 1997 and become exercisable ratably over three years.

PENSION PLANS

     The Corporation and its subsidiaries have pension plans covering substantially all of their employees. Effective March 1, 1996, the Corporation's defined benefit pension plan (the "Prior

Pension Plan") for its U.S. employees was amended and renamed the Cash Account Pension Plan (the "New Pension Plan").

     Under the Prior Pension Plan, benefits were based upon the employee's earnings during service with the Corporation and were payable after retirement in the form of annuities or a lump sum benefit and the annual amount payable upon retirement at age 65 was, in general, 1.5% of the aggregate amount of the participant's eligible compensation earned on and after July 1, 1989. Those persons who were active participants under the Prior Pension Plan on July 1, 1989, or who later become active participants and were credited with prior service, were also eligible to receive 1.5% of the average of the participant's annual compensation between July 1, 1984 and July 1, 1989, multiplied by the number of years of accredited service prior to July 1, 1989.

     Under the New Pension Plan, benefits for U.S. employees are based upon the employee's eligible earnings during service with the Corporation, and are credited quarterly by the Corporation at the rate of 4% of the employee's total eligible pay for that quarter, plus interest. The accumulated, vested account balance is payable in one lump sum or in monthly payments, as elected by the participant, upon the employee's retirement or termination of employment with the Corporation. The New Pension Plan continues the Prior Pension Plan formula for five years for all employees who on February 29, 1996 had reached age 50 and had completed at least five years of vesting service, or who were age 60 or older. At the earlier of March 31, 2001 or the employee's date of termination, his or her benefit will be the greater of the value of the benefit accrued under the Prior Pension Plan's formula or the employee's then current account balance under the New Pension Plan. A participant is 100% vested in his or her benefit after completing five years of service with the Corporation. For purposes of calculating a participant's pension benefit under either the Prior Pension Plan or the New Pension Plan, annual compensation is currently limited to $150,000, subject to adjustment to reflect cost of living increases, pursuant to the Internal Revenue Code of 1986, as amended (the "Code").

     The Digital Equipment Corporation Restoration Pension Plan (the "Restoration Plan"), adopted effective as of May 1, 1992 (amended and renamed the Digital Equipment Corporation Cash Account Pension Restoration Plan effective as of March 1, 1996), compensates the Corporation's employees for reductions in the benefits calculated under either the Prior or the New Pension Plan, as the case may be, due to legislative and regulatory limitations. The Restoration Plan, which is a non-qualified plan under the Code, and which is unfunded, provides additional retirement compensation equal to the difference between the benefit a participant would receive under either Pension Plan without the legislative and regulatory limitations and the benefit actually payable to the participant under either Pension Plan.

     Estimated annual retirement benefits payable as a straight life annuity under the New Pension Plan and Restoration Plan at age 65 based on projected compensation and continued employment for the following individuals would be:
Mr. Palmer, $181,000; Mr. Claflin, $86,000; Mr. Copperman, $69,000; Mr. Rando, $269,000; and Mr. Strecker, $198,000.

     In addition, the Corporation has a Savings and Investment Plan ("SAVE Plan") which allows eligible U.S. employees to defer up to 14% (15% as of July 1, 1997) of their eligible compensation on a tax-deferred basis into a tax exempt trust pursuant to rules set forth in the Code. The Corporation makes a matching contribution to the trust for the benefit of each participant in the SAVE Plan at a rate equal to the lesser of (a) 33 1/3% of such employee's contributions or (b) 2% of such employee's annual eligible compensation (subject to Code limitations). The employee accounts are invested by the plan trustee in up to nine investment alternatives (which increased to ten on July 1, 1997), as directed by the employee. Annual employee pre-tax deferrals are currently limited to $9,500 for the 1997 calendar year.

     The Digital Equipment Corporation SAVE Restoration Plan was adopted effective July 1, 1995. The SAVE Restoration Plan, which is a non-qualified plan under the Code and is unfunded, allows any SAVE Plan participant whose annual eligible compensation is at least $150,000 (subject to adjustment to reflect cost of living increases) and who defers the maximum amount of his or her eligible compensation under the SAVE Plan for the year, to receive a credit equal to 2% of the amount by which such employee's eligible compensation for that year exceeds $150,000 (as adjusted), resulting in a total matching contribution equal to what would have otherwise been provided under the SAVE Plan but for legislative and regulatory limitations. See "Summary Compensation Table."

DEFERRED COMPENSATION PLAN FOR EXECUTIVES

     Executive officers may defer all or any part of their Executive Incentive Plan ("EIP") award pursuant to the Deferred Compensation Plan for Executives (the "Executive Plan"). Under the Executive Plan, participants may elect to defer all or a portion of their EIP award in the form of cash, with an interest rate related to the ten-year U.S. Government Rate, or in the form of units, the value of each unit initially being equal to the average fair market value of one share of the Common Stock of the Corporation on the ten trading days preceding the date the amount being deferred would otherwise be payable. The Executive Plan also provides that amounts deferred under the plan, whether in the form of cash or units, will be paid out in cash after a deferral period of at least three years. Participants may elect that amounts so deferred be paid out in a lump sum or in up to fifteen annual installments. Payment of amounts deferred under the Executive Plan commences in January of the year following the last year of the deferral period.

EMPLOYMENT ARRANGEMENTS

     In connection with his offer of employment in October 1995, the Corporation
(i) agreed to pay Mr. Claflin a base salary of $350,000 a year, which has subsequently been increased to $500,000 in recognition of his assumption of additional responsibilities; (ii) awarded Mr. Claflin 20,000 shares of restricted Common Stock with restrictions on disposition lapsing at the rate of 40%, 30% and 30% on each anniversary of his date of hire; (iii) agreed to make certain cash payments to Mr. Claflin as reimbursement for the loss of a cash bonus from his former employer; (iv) awarded Mr. Claflin a non-qualified stock option to purchase 75,000 shares of the Corporation's Common Stock, vesting ratably over three years, at an exercise price equal to the fair market value of the Corporation's Common Stock on the date of grant; and (v) agreed to indemnify Mr. Claflin for liabilities and expenses incurred by him in connection with action by his former employer relating to the exercise by Mr. Claflin of certain stock options to purchase stock of such former employer. In addition, the Corporation agreed that in the event Mr. Claflin's employment is terminated without cause within the first two years of his employment with the Corporation, he would receive an amount equal to his then current annual base salary.

STOCK PRICE PERFORMANCE GRAPH

     The following graph compares the five-year return for the Corporation's Common Stock against the Standard & Poor's ("S&P") 500 Stock Index and the S&P Computer Systems Index. The graph assumes $100 was invested on June 27, 1992 in the Corporation's Common Stock and $100 was invested at that time in each of the S&P indexes. The comparative data assumes that all dividends, if any, were reinvested.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

        DIGITAL EQUIPMENT CORPORATION, S&P 500, AND S&P COMPUTER SYSTEMS

                                      DIGITAL
      MEASUREMENT PERIOD             EQUIPMENT                          S&P 500 COMPUTER
     (FISCAL YEAR COVERED)          CORPORATION          S&P 500            SYSTEMS
1992                                    100.0              100.0              100.0
1993                                    118.5              113.6               67.8
1994                                     55.1              115.2               72.7
1995                                    118.1              145.1              120.6
1996                                    130.8              182.8              135.5
1997                                    104.3              241.2              214.3

               COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

     The Compensation and Management Development Committee (the "Committee") of the Board of Directors is comprised of three independent non-employee directors. The Committee is responsible for approving executive officer compensation and for administering the cash incentive and equity participation plans that govern the variable compensation paid to senior management of the Corporation. The following report describes the Corporation's executive compensation practices and the actions of the Committee regarding compensation paid to executive officers for fiscal year 1997.

     The Corporation's executive compensation programs are designed to link the level of executive compensation to corporate, organizational and individual performance, and to variations in shareholder value. In addition, these programs are intended to motivate executives to improve the Corporation's financial performance and to make executives accountable for the performance of the business units or functions for which they are responsible. It is also a goal of these programs to attract and retain talented executives, which the Committee believes can be particularly challenging during periods of transition in the Corporation and volatility in the information technology industry. The Corporation's compensation philosophy provides that variable short and long-term incentive compensation, particularly stock options, will constitute a significant portion of executive compensation.

     The Committee's compensation decisions and awards for fiscal year 1997 generally were weighted toward vehicles which would provide incentives for executives to improve the Corporation's financial performance and link the level of executive compensation to variations in shareholder value. As in past years, the Committee reviewed the total compensation of the named executive officers and those other executive officers who report directly to Mr. Palmer relative to the compensation of executives of other large and competitor companies, including companies in the Standard & Poor's Computer Systems Index, others in the Corporation's industry and select cross-industry "Fortune 100" companies, all of which are referred to in this Report as the "Comparison Group." The Committee also reviewed each executive officer's performance and the performance of the division, business unit or function for which such officer was responsible.

     The Corporation's standard executive compensation program consists of three major elements: base salary, short-term cash incentives and long-term incentives principally in the form of stock options. The Committee combines these elements to address the following objectives:

        - attract and retain talented executives by paying them a competitive base salary;

        - reward targeted and superior corporate, organizational and individual performance through cash incentives;

        - motivate and encourage performance that increases shareholder value and contributes to the future success of the Corporation through grants of stock options and, when appropriate, awards of restricted stock.

     Base Salaries. Base salary levels are determined relative to external market and Comparison Group practices, the internal scope and impact of the job and the overall performance of the Corporation. The Corporation strives to set base salary levels at the competitive median to attract and retain key talent and from time to time adjusts the salaries of executive officers to achieve these objectives.

     Each of the executive officers received a salary increase during fiscal year 1997. These salary increases were made in recognition of the assumption by such officer of significant additional responsibilities and/or in order to bring such officer's salary in line with the competitive salary range for his position.

     Cash Incentives. The purpose of the Corporation's Executive Incentive Plan is to motivate and reward key employees, including executive officers, for corporate, organizational and individual performance for any given year. The program for fiscal year 1997 provided each participant, including all executive officers, with an opportunity for a cash incentive based on the Corporation's achievement of certain financial objectives related to net income, and for participants affiliated with the Corporation's divisions and business units, partly on achievement of performance targets established for the applicable division or business unit related to net income and cash flow. The program also provided for funding adjustment based on participants' contributions to the achievement of corporate strategic objectives.

     While the Corporation did not achieve the targeted level of corporate profitability, certain divisions and business units did achieve their performance targets for the year. In determining the level of payout for executive officers, the Committee considered multiple factors, including non-financial factors and achievement of strategic objectives, as well as achievement of stated financial objectives.

     Equity Participation Plans. Stock options continue to be a major component of the Corporation's compensation strategy because this compensation vehicle closely aligns the interests of management with those of stockholders. Stock options are periodically granted to executive officers based on an assessment of each officer's potential to contribute to the future success of the Corporation and relative to practices of companies in the Comparison Group. In determining the size and vesting schedules of these grants, the Committee considered the continuing challenges facing the Corporation and its senior management team as the Corporation refines and implements its strategy within a new organizational structure and strives to improve its financial performance. Consistent with its articulated compensation philosophy, shortly after the end of the fiscal year, the Corporation granted to all executive officers, including each of the named executive officers, non-qualified stock options at an exercise price equal to the fair market value of the Common Stock on the date of grant. The options listed in the tables above carry a ten-year term, and become exercisable ratably over three years.

     The Corporation from time to time grants awards of restricted stock to attract and retain key employees, including executive officers, or to recognize a key employee's contributions. Certain executive officers, including the named executive officers, received restricted stock awards in August and September 1996. These awards were granted to motivate and retain executives to successfully implement the restructuring plan approved at the end of fiscal year 1996 and to take concerted action to promote growth in key segments of the business.

     Chief Executive Compensation. At the end of fiscal year 1997, Mr. Palmer's annual base salary was increased to $950,000 from $900,000. The Committee noted that Mr. Palmer's base salary had not been increased in four years and determined that such an increase was appropriate in order to bring Mr. Palmer's salary more in line with the competitive salary range for his position. In making this determination, the Committee reviewed information prepared by an outside compensation consultant who analyzed compensation relative to the compensation of chief executive officers of Comparison Group companies. Consistent with the Corporation's compensation philosophy to reward individual performance principally through short and long-term incentives, Mr. Palmer's compensation package is weighted more heavily toward variable and equity compensation, as described below, rather than base salary.

     Mr. Palmer also participated in the Corporation's Executive Incentive Plan and his cash incentive opportunity under the Plan was based on the achievement of a corporate net income target. As noted above, the Corporation did not achieve its corporate profitability target for fiscal year 1997. The Committee acknowledged, however, Mr. Palmer's achievements during the fiscal year, including his development and implementation of a new organizational structure and his leadership role in asserting and protecting the Corporation's intellectual property rights. In recognition of these accomplishments, the Committee awarded Mr. Palmer a cash incentive of $100,000, as reflected in the Summary Compensation Table above.

     In August 1997, the Committee granted to Mr. Palmer a non-qualified stock option to purchase a total of 185,000 shares of the Corporation's Common Stock, at an exercise price equal to the fair market value of the Common Stock on the date of grant. The option carries a term of ten years and is exercisable ratably over three years. In determining the size and vesting schedule of Mr. Palmer's stock option grant, the Committee considered Mr. Palmer's previously noted accomplishments, the challenges facing the chief executive officer of a dynamic information technology company and the practices of companies in the Comparison Group.

     The Committee periodically reviews Mr. Palmer's total compensation, as well as the components thereof, with an outside compensation consultant. The Committee believes that Mr. Palmer's total compensation is appropriate, taking into account the significance of his responsibilities, the performance of the Corporation and the compensation of chief executive officers of companies within the Comparison Group.

     Compensation Deductibility. The Committee has reviewed the potential consequences for the Corporation of Internal Revenue Code section 162(m), which imposes a limit on tax deductions for annual compensation in excess of one million dollars paid to any of the five most highly compensated executive officers of a corporation. This provision excludes certain forms of "performance-based compensation" from the compensation taken into account for purposes of that limit, such as the value of stock options and restricted stock awards granted under the Corporation's 1990 and 1995 Equity Plans. Payments under the Corporation's Executive Incentive Plan are not so excluded. Section 162(m) essentially had no impact on the Corporation's consolidated results of operations for fiscal year 1997. The Committee will continue to monitor the impact of this provision on the Corporation.

Compensation and Management Development Committee:

Thomas L. Phillips, Chairman
Thomas P. Gerrity
Delbert C. Staley

            PROPOSAL TO AMEND THE 1968 EMPLOYEE STOCK PURCHASE PLAN TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR ISSUANCE

     On August 21, 1997, the Board of Directors amended the 1968 Employee Stock Purchase Plan (the "Employee Plan") to increase the number of shares subject thereto by 3,900,000 shares. The amendment will become effective only upon approval by the stockholders. This increase in shares is needed to enable the Corporation to continue operating the Employee Plan for the benefit of eligible employees.

     The Board of Directors recommends a vote FOR approving the amendment to the Employee Plan.

DESCRIPTION OF THE 1968 EMPLOYEE STOCK PURCHASE PLAN

     In 1968 the Board of Directors and the stockholders adopted the Employee Plan for substantially all employees of the Corporation and its participating subsidiaries, other than directors of the Corporation. Since adoption of the Employee Plan, a total of 48,800,000 shares have been authorized for issuance thereunder. At August 1, 1997, approximately 25,800 employees were eligible to participate in the Employee Plan, and approximately 13,200 employees were participating.

     The Employee Plan permits employees to purchase shares of the Corporation's Common Stock twice yearly through accumulated payroll deductions, up to a maximum of 10% of total compensation. The six-month periods June 1 to November 30 and December 1 to May 31 are the payment periods ("Payment Period") during which payroll deductions are accumulated under the Employee Plan. The price at which shares are purchased is an amount equal to 85% of the fair market value of the stock on the first or last business day of the applicable six-month Payment Period, whichever is lower.

     The Board of Directors may terminate or amend the Employee Plan, provided that no amendment shall, without stockholder approval, increase the number of shares of Common Stock to be offered under the Plan or change the class of employees eligible to participate in the Plan.

     During the period June 30, 1996 through June 28, 1997, the named executive officers of the Corporation purchased shares under the Employee Plan as follows:
Mr. Claflin, 1,122 shares and Mr. Copperman, 635 shares; all current executive officers as a group, 4,760 shares; and all employees as a group (excluding current and named executive officers but including current officers who are not executive officers), 2,584,929 shares.

     At August 1, 1997, 44,387,447 shares had been purchased by employees under the Employee Plan and 4,412,553 shares remained available.

TAX ASPECTS UNDER THE U.S. INTERNAL REVENUE CODE

     Generally, the following tax consequences under the United States Internal Revenue Code of 1986, as amended (the "Code"), are applicable to shares purchased under the Employee Plan:

          1. No taxable income will be realized by the employee at the time of the purchase of the shares.

          2. If the employee disposes of the shares two years or more after the date of the beginning of the Payment Period when the employee acquired the shares, then the employee at that time will recognize as taxable compensation income an amount equal to the lesser of:

             (a) the excess of the fair market value of the shares on the date of such disposition over the price at which the shares were purchased, or

             (b) 15% of the fair market value of the shares at the beginning of the Payment Period.

          In addition, the employee may recognize a long-term capital gain or loss in an amount equal to the difference between the amount realized upon the sale of the shares and the basis of the shares (i.e., the purchase price plus the amount, if any, taxed as compensation income).

          3. If the employee disposes of the shares within two years after the date of the beginning of the Payment Period when the employee acquired the shares, the employee at that time will recognize taxable compensation income equal to the fair market value of the shares on the date of purchase (the last business day of the applicable Payment Period) less the amount paid for the shares. In addition, the employee will recognize a capital gain or loss in an amount equal to the difference between the amount realized upon the sale of the shares and the basis of the shares (i.e., in this case, the purchase price plus the amount taxed as compensation income). If the employee holds the shares for more than one year, this gain or loss will be a long-term capital gain or loss and subject to a capital gains tax rate. If the shares are held for more than 18 months, the capital gains tax rate is reduced further.

          4. The Corporation will be entitled to a deduction for federal income tax purposes in an amount equal to the amount which is considered ordinary compensation income if the employee disposes of the shares within two years of the beginning of the Payment Period when the employee acquired the shares.

        PROPOSAL TO AMEND THE 1981 INTERNATIONAL EMPLOYEE STOCK PURCHASE
          PLAN TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR ISSUANCE

     On August 21, 1997, the Board of Directors amended the 1981 International Employee Stock Purchase Plan (the "International Plan") to increase the number of shares subject thereto by 3,600,000 shares. The amendment will become effective only upon approval by the stockholders. This increase in shares is needed to enable the Corporation to continue operating the International Plan for the benefit of eligible employees.

     The Board of Directors recommends a vote FOR approving the amendment to the International Plan.

DESCRIPTION OF THE 1981 INTERNATIONAL EMPLOYEE STOCK PURCHASE PLAN

     In 1981, the Board of Directors and the stockholders adopted the International Plan. Since adoption of the International Plan, a total of 16,100,000 shares have been authorized for issuance thereunder. At August 1, 1997 approximately 24,100 employees were eligible to participate in the International Plan, and approximately 11,300 employees were participating.

     The provisions of the International Plan are substantially the same as the Employee Plan described above. The International Plan was adopted in order to extend the benefits of the Employee Plan to employees of selected non-U.S. subsidiaries of the Corporation or branches thereof. The International Plan is not intended to be a tax-qualified plan under the Code.

     The Board of Directors may terminate or amend the International Plan, provided that no amendment shall, without stockholder approval, increase the number of shares of Common Stock to be offered under the Plan or change the class of employees eligible to participate in the Plan.

     During the period June 30, 1996 through June 28, 1997, no executive officers purchased shares under the International Plan and all employees as a group (excluding current and named executive officers but including current officers who are not executive officers) purchased a total of 1,855,717 shares under the International Plan.

     At August 1, 1997, 13,251,415 shares had been purchased under the International Plan and 2,848,585 shares remained available.

     Employees participating in the International Plan will be subject to taxation in accordance with the laws of the countries where they are resident or employed. Accordingly, the tax consequences applicable to employees will vary depending on the country. Because the International Plan is not a U.S. tax-qualified plan, employees of participating foreign subsidiaries who are U.S. citizens or resident aliens also recognize taxable compensation income under the Code, but may be entitled, with certain limitations, to a U.S. foreign tax credit equal to the taxes paid to foreign countries in respect of the shares.

                     RATIFICATION OF SELECTION OF AUDITORS

     The Audit Committee of the Board of Directors has selected the firm of Coopers & Lybrand L.L.P., independent accountants, to serve as auditors for the fiscal year ending June 27, 1998, subject to ratification by the stockholders. Coopers & Lybrand L.L.P. has served as the Corporation's auditors since the organization of the Corporation. The Board of Directors recommends a vote FOR ratification of this selection. It is expected that a member of the firm of Coopers & Lybrand L.L.P. will be present at the Meeting, will have an opportunity to make a statement if so desired and will be available to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

1. Stockholder Proposal Regarding the Election of Directors by Classes

     Kenneth Steiner, 14 Stoner Avenue, Great Neck, New York, 11021, the holder of 150 shares of Common Stock, has notified the Corporation of his intention to introduce the proposal set forth below for consideration and action by the stockholders at the Annual Meeting. Mr. Steiner's proposed resolution and supporting statement, for which the Board of Directors and the Corporation accept no responsibility, are set forth below. THE BOARD OF DIRECTORS OPPOSES THIS PROPOSAL FOR THE REASONS STATED AFTER SUCH PROPOSAL.

               Eliminate Classified Board of Directors Resolution

     "RESOLVED, that the stockholders of the company request that the Board of Directors take the necessary steps, in accordance with state law, to declassify the Board of Directors so that all directors are elected annually, such declassification to be effected in a manner that does not affect the unexpired terms of directors previously elected."

                              Supporting Statement

     The election of directors is the primary avenue for stockholders to influence corporate governance policies and to hold management accountable for implementation of those policies. I believe that the classification of the Board of Directors, which results in only a portion of the Board being elected annually, is not in the best interests of the Company and its stockholders.

     The Board of Directors of the Company is divided into three classes serving staggered three-year terms. I believe that the Company's classified Board of Directors maintains the incumbency of the current Board and therefore of current management, which in turn limits management's accountability to stockholders.

     The elimination of the Company's classified Board would require each new director to stand for election annually and allow stockholders an opportunity to register their views on the performance of the Board collectively and each director individually. I believe this is one of the best methods available to stockholders to insure that the Company will be managed in a manner that is in the best interests of the stockholders.

     A classified board might also be seen as an impediment to a potential takeover of the company's stock at a premium price. With the inability to replace a majority of the board at one annual meeting, an outside suitor might be reluctant to make an offer in the first place.

     I am a founding member of the Investors Rights Association of America and I believe that concerns expressed by companies with classified boards that the annual election of all directors could leave companies without experience [sic] directors in the event that all incumbents are voted out by stockholders, are unfounded. In my view, in the unlikely event that stockholders vote to replace all directors this decision would express stockholder dissatisfaction with the incumbent directors and reflect the need for change.

I URGE YOUR SUPPORT. VOTE FOR THIS RESOLUTION.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

     In 1990, pursuant to legislation enacted in Massachusetts, the Board of Directors of the Corporation was classified into three classes of directors, with the terms of office of the respective classes expiring in successive years. This legislation, entitled "An Act to Provide Protection to Massachusetts Corporations" (the "Act"), provides that publicly-held corporations organized under Massachusetts law are required to have a classified board of directors consisting of three classes as nearly equal in size as possible. The stated purpose of this legislation is to provide protection to Massachusetts corporations, including their stockholders, employees, suppliers and customers and the communities in which the corporations' facilities are located.

     The Board of Directors believes that its classified Board serves the Corporation and its stockholders well and is consistent with the public policy articulated by the Commonwealth of Massachusetts, the state in which the Corporation is organized. The Board does not believe that directors elected for staggered terms are any less accountable to stockholders than they would be if elected annually, since the same standards of performance apply regardless of the term of service. Moreover, it believes that a classified board enhances the likelihood of continuity and stability in the conduct of Board business since generally two-thirds of the directors will have had prior experience and familiarity with the business of the Corporation. The Board believes that this contributes to more effective long-term strategic planning.

     The classified Board is intended to encourage persons who may seek to acquire control of the Corporation to initiate such action through negotiations with the Board. At least two meetings of stockholders generally would be required to replace a majority of the Board. By reducing the threat of an abrupt change in the composition of the entire Board, classification of directors would give the Board sufficient time to review any takeover proposal, study appropriate alternatives and achieve the best result for stockholders. The Board believes that although a classified Board enhances the ability to negotiate favorable terms with a proponent of an unsolicited proposal, it does not necessarily discourage takeover offers.

     The Act provides that a corporation may elect to be exempt from its classified Board provisions by a vote of the directors, or by a vote of the holders of two-thirds of the outstanding voting stock. Therefore, the adoption of this proposal would not in itself eliminate the classified Board, but would only amount to an advisory recommendation to the Board that it take the necessary steps to achieve that outcome.

     The Board recognizes that an essentially identical proposal was submitted by the proponent in 1995. Although the proposal received the affirmative vote of a majority of the votes cast, it received the affirmative vote of only 38.2% of the then outstanding shares of common stock. The Board continues to believe that its classified Board of Directors is in the best interests of the Corporation and its stockholders.

     FOR THE REASONS STATED ABOVE, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

2. Stockholder Proposal Regarding Redemption of Stockholder Rights Plan

     Glenn Freedman, 2 Spruce Street, Great Neck, New York, 11021, the owner of 150 shares of Common Stock, has notified the Corporation of his intention to introduce the proposal set forth below for consideration and action by the stockholders at the Annual Meeting. Mr. Freedman's proposed resolution and supporting statement, for which the Board of Directors and the Corporation accept no responsibility, are set forth below. THE BOARD OF DIRECTORS OPPOSES THIS PROPOSAL FOR THE REASONS STATED BELOW.

                             Poison Pill Resolution

     RESOLVED, that the shareholders recommend that our Board of Directors, at the earliest practical date, redeem or submit to a binding shareholder vote the corporation's "poison pill" share purchase rights plan.

                              Supporting Statement

     The board of directors, unilaterally and without shareholder participation or approval, adopted a share purchase rights plan, more commonly known as a "poison pill." After carefully studying this issue, I have come to the conclusion that this Plan is detrimental to shareholders and should either be dismantled or put to a binding shareholder vote on its continued use.

     From my homework on this issue, I've learned that poison pills may serve to harm shareholder value and entrench current management by deterring stock acquisition offers that are not favored by the board of directors. In my view management's failure to seek the input and approval of the company's owners on an action of such critical importance indicates that management is placing its interests above those of the shareholders.

     The Securities and Exchange Commission has stated: "Tender offers can benefit shareholders by offering them an opportunity to sell their shares at a premium and by guarding against management entrenchment. However, because poison pills are intended to deter non-negotiated tender offers, and because they have this potential effect without shareholder consent, poison pill plans can effectively prevent shareholders from even considering the merits of a takeover that is opposed by the board." (SEC Release No. 34-23486 [July 31, 1986].)

     Beyond the effect of poison pills on specific acquisition offers, however, I am convinced that the company's adoption of the Plan significantly reduces management's accountability to shareholders. Acquisition offers aside, the poison pill may simply relieve management from the task of striving for maximum shareholder value.

     Again, I strongly feel that adoption of the Plan without shareholder consent was contrary to the long-term interests of all shareholders and offensive to the concepts of management accountability and corporate democracy. I urge you to vote for this proposal which recommends that the board redeem the Plan or submit it for shareholder approval.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

     In 1989, the Board of Directors adopted a Stockholder Rights Plan (the "Rights Plan") pursuant to which the Corporation authorized the distribution of one Common Stock Purchase Right ("Right") for each share of outstanding common stock. The Board adopted the Rights Plan to guard against potential abuses during the takeover process and to ensure that all of the Corporation's stockholders are treated fairly and equally in the event of an unsolicited takeover of the Corporation.

     The Board continues to believe, as it did when the Rights Plan was first adopted, that in the event of an unsolicited offer for control of the Corporation, the Rights Plan will allow the Board adequate time and flexibility to evaluate the adequacy of a potential offer, to develop alternatives which may better maximize stockholder value and to negotiate the highest possible price from a potential acquiror. Contrary to the proponent's assertions, the Rights Plan does not prevent unsolicited offers from occurring, nor prevent an acquisition at a price that is fair and equitable for all stockholders. Instead, the Rights Plan encourages a potential bidder to negotiate in good faith with the Board of Directors, which is in the best position to negotiate on behalf of all stockholders. Under the terms of the Rights Plan, the Board may redeem the Rights to facilitate an acquisition that it determines, in the exercise of its fiduciary responsibilities, adequately reflects the value of the Corporation and is in the best interests of all stockholders.

     A number of companies with stockholder rights plans similar to the Rights Plan have received unsolicited takeover offers, and their boards have redeemed their rights after determining that the negotiated price adequately reflected the value of the company and that the acquisition was in the best interests of all stockholders. In fact, two independent studies, one conducted in 1988 by Georgeson & Company, a nationally recognized proxy solicitation and investor relations firm, and the other conducted in 1993 and confirmed in 1995 by Robert Comment and G. William Schwert of the Bradley Policy Research Center, University of Rochester, found that companies with rights plans received higher takeover premiums than those companies without rights plans.

     The Board believes the proponent's assertions that the Rights Plan reduces the accountability of management to the stockholders and relieves management from the task of striving for maximum stockholder value are unfounded. In deciding to adopt the Rights Plan, the Corporation's Board of Directors considered its fiduciary responsibilities carefully, sought and carefully weighed information and advice from experienced, independent legal and financial advisors, and drew on its collective experience with many other companies and its extensive knowledge of the Corporation's own business and circumstances. The Board continues to believe, as it did when the Rights Plan was adopted, that the Rights Plan is in the best interests of the Corporation and its stockholders in that it represents a reasonable and appropriate means of addressing and protecting against potentially abusive and coercive tactics associated with unsolicited takeover attempts.

     FOR THE REASONS STATED ABOVE, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

3. Stockholder Proposal Regarding the Engagement of an Investment Banker to Explore Alternatives to Enhance the Value of the Corporation

     William Steiner, 4 Radcliff Drive, Great Neck, New York, 11024, the owner of 100 shares of Common Stock, has notified the Corporation of his intention to introduce the proposal set forth below for consideration and action by the stockholders at the Annual Meeting. Mr. Steiner's proposed resolution and supporting statement, for which the Board of Directors and the Corporation accept no responsibility, are set forth below. THE BOARD OF DIRECTORS OPPOSES THIS PROPOSAL FOR THE REASONS STATED AFTER SUCH PROPOSAL.

                           Sale or Merger of Company

Resolved: that the shareholders of the Company recommend and deem it desirable and in their best interest that the board of directors immediately engage the services of a nationally recognized investment banker to explore all alternatives to enhance the value of the Company. These alternatives should include, but not be limited to, the possible sale, merger or other transaction involving the Company. A specific view should be taken towards determining whether a sale to the highest bidder would be appropriate. The company should issue a report to shareholders within 1 year.

                              Supporting Statement

In support of the above resolution, the proponent believes that in view of the unacceptable performance of the Company over the past five years, the deplorable stock price, and in my opinion, ineffective management, the board of directors should take immediate action to engage the services of an investment banker to explore all alternatives to enhance the value of the Company which should include actively exploring an outright sale.

Nell Minow, a highly acclaimed corporate governance specialist, and principal of the LENS Fund, which specializes in increasing the value of under-performing companies, has stated:

        "Companies can only justify asking investors to take the risk of investing in equities by delivering a competitive rate of return on the invested capital. When a company's management and board cannot meet that goal, they owe it to their investors to submit themselves to an independent evaluation by an outside firm, to insure that all options are objectively evaluated.

        If a company's performance lags over a sustained period, it is time for the shareholders to send a message of no confidence to the board, reminding them that they have to hold management -- and themselves -- to a higher standard."

I am a member of the Investors Rights Association of America and it is my opinion that the value of the Company can be enhanced if the above resolution is carried out and the shareholders would at long last be able to salvage meaningful monetary rewards for their patience and long suffering.

I URGE YOUR SUPPORT. VOTE FOR THIS RESOLUTION.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

     The Board of Directors is cognizant of its fiduciary responsibilities and strives to discharge these responsibilities in a manner which the Board believes is in the best interests of the Corporation and its stockholders. The Board periodically reviews with management the Corporation's strategic and business plans. The Board, with input from management as appropriate, also regularly evaluates actions that may be taken to maximize shareholder value. To assist the Board in this regard, the Corporation maintains relationships with nationally recognized investment banking firms and periodically seeks input from such firms and other advisors.

     The Board believes that the Corporation can more effectively consider, and implement as appropriate, the suggestions of its external advisors when this process is conducted confidentially. In this way, ideas can be developed and debated without the fear of rumors or uninformed public discussion that could harmfully restrict the Board's options or disrupt the public market for the Corporation's stock. A published report of the sort suggested by the proponent would, in the Board's view, create uncertainty with customers, suppliers and employees, as well as stockholders, which could inhibit the Corporation's efforts to pursue successfully its strategic plan.

     Accordingly, the Board of Directors does not believe that it is in the best interests of the Corporation or its stockholders to engage an investment banking firm at this time for the specific purpose of preparing a report to stockholders on alternatives to enhance the value of the Corporation, including a sale or merger of the Corporation.

     FOR THE REASONS STATED ABOVE, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

4. Stockholder Proposal Regarding Separating Offices of President and Chairman

     The CWA/ITU Negotiated Pension Plan (the "Fund"), P.O. Box 2380, Colorado Springs, Colorado 80901, the owner of 48,000 shares of Common Stock, has notified the Corporation of its intention to introduce the proposal set forth below for consideration and action by the stockholders at the Annual Meeting. The Fund's proposed resolution and supporting statement, for which the Board of Directors and the Corporation accept no responsibility, are set forth below. THE BOARD OF DIRECTORS OPPOSES THIS PROPOSAL FOR THE REASONS STATED AFTER SUCH PROPOSAL.

                              Shareholder Proposal

     Resolved that the shareholders request the Board of Directors of Digital Equipment Corporation ("DEC") to amend the By-Laws to require that the President and the Chairman of the Board shall not be the same person.

                              Statement of Support

     The offices of Chairman of the Board, and President and Chief Executive Officer, are currently vested in the person of Robert B. Palmer. The CWA/ITU Negotiated Pension Plan believes that separation of these positions would be an important step toward improved corporate governance.

     The two positions have distinct duties. The President is the Chief Executive Officer of DEC and, as such is responsible for the supervision and control of its business. In contrast, the Chairman of the Board is responsible for running the Board of Directors, which is primarily responsible for overseeing the performance of the President and other management personnel.

     When the President is named as Chairman of the Board, the chief person to be overseen by the Board is placed in a position to control both the agenda of the Board and the flow of information that the Board receives. As a result, shareholders and financial analysts have a reduced degree of assurance that directors will be independent and effective, because there will be less assurance that directors will know when to ask questions, and what the right questions are.

     Moreover, this is a time when it appears imperative that the Board ask questions with a view toward correcting the Corporation's dismal performance. An indication of that dismal performance lies in the fact that the price of DEC stock has declined from a high of $76 per share in February of 1996 to a low of $25 per share in April of 1997 (Value Line, April 25, 1997).

     In this context, the New York Times reported on April 18, 1997, that the DEC Alpha microprocessor "is widely acknowledged as the fastest chip among its peers," but "Digital has failed to translate that selling point into leadership [in sales]." In fact, according to Business Week (Apr. 28, 1997), the Alpha chip "ranks dead last in market share with less than 1% of the $18 billion microprocessor market, v.s. Intel's 92%."

     Moreover, the New York Times article states that revenue from Alpha based products actually "declined 12 percent" during the third quarter at the same time that rival companies "reported double-digit growth in . . . selling to virtually the same customer base." The article adds, "Analysts said that Digital suffered from weak marketing compared with competitors."

     The CWA/ITU Negotiated Pension Plan believes that a separation of the positions of Chairman and President could help DEC find answers to the salient questions that are raised in the Business Week article: "How could a superior computer chip fail to catch on?" and why is the company "blowing it?"

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

     The Board of Directors believes that the interests of the Corporation and its stockholders are best served by having the Corporation's President and Chief Executive Officer serve as Chairman of the Board of Directors.

     The proponent suggests that the independence of the Corporation's Board of Directors is compromised by having the President and Chief Executive Officer also serve as Chairman of the Board. The Board does not believe this to be the case, particularly given that eight of the nine current members of the Board are independent, unaffiliated directors, and three of the four committees of the Board -- Compensation and Management Development ("CMDC"), Nominating and
Audit -- are comprised entirely of independent, unaffiliated directors. As noted in the CMDC's Report in this Proxy Statement, the independent CMDC reviews periodically the Chairman and Chief Executive Officer's compensation. In addition, the outside directors meet at least once each year without the Chairman or any member of management present, at which time the outside directors, among other things, review the performance of the Chairman.

     The independent insight, advice and counsel that each outside Director contributes to the Corporation would not be enhanced by separating the office of Chairman and President. Each outside director is a full participant in major strategic and policy discussions. Contrary to the implications of the proposal, the Corporation's by-laws neither provide the Chairman with special oversight responsibilities, nor do they insulate an executive Chairman from Board oversight. The by-laws simply provide that the Chairman presides at meetings of the Board and stockholders.

     The Board believes that the Corporation and its stockholders have benefited from the full-time attention of a Chairman who is also the President and Chief Executive Officer. The President and Chief Executive Officer, as the sole employee Director, is uniquely positioned to share with and prioritize for the Board those issues facing management and the Corporation that require the attention of the Board. Through a Chairman who is also President and Chief Executive Officer of the Corporation, the Board believes it not only is kept very well-informed about the Corporation and the information technology industry, but that it can more effectively hold management accountable.

     Accordingly, the Board believes the existing structure supports the Board's exercise of its oversight responsibilities and does not compromise the independence of the Board of Directors.

     FOR THE REASONS STATED ABOVE, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

                           EXPENSES AND SOLICITATION

     The cost of solicitation of proxies will be borne by the Corporation. In addition to soliciting stockholders through its regular employees, the Corporation will request banks and brokers to solicit customers of theirs who have shares of Common Stock of the Corporation registered in the name of a nominee. The Corporation will reimburse such banks and brokers for their reasonable out-of-pocket costs, at the rates suggested by the New York Stock Exchange. Solicitation by officers and employees of the Corporation may also be made of some stockholders in person, or by mail, telephone or facsimile, following the original solicitation. Georgeson & Company Inc. has been retained by the Corporation to assist with the solicitation of proxies at a cost to the Corporation estimated not to exceed $20,000.

                 STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

     Proposals of stockholders intended for inclusion in the proxy statement to be mailed to all stockholders entitled to vote at the 1998 Annual Meeting of Stockholders of the Corporation must be received at the Corporation's principal executive offices not later than May 21, 1998. In order to curtail controversy as to the date on which a proposal was received by the Corporation, proponents should submit their proposals by Certified Mail -- Return Receipt Requested.

September 18, 1997

                                                 SOLICITED BY BOARD OF DIRECTORS

                         DIGITAL EQUIPMENT CORPORATION

                         PROXY FOR 1997 ANNUAL MEETING

   The undersigned hereby appoints Robert B. Palmer and Thomas C. Siekman, and each of them, as attorneys of the undersigned, with full power of substitution, to vote all shares of stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Digital Equipment Corporation to be held on November 13, 1997, at 11:00 A.M. at the World Trade Center, Commonwealth Pier, 164 Northern Avenue, Boston, Massachusetts, and at any adjournment thereof, upon the matters set forth in the proxy statement for such Annual Meeting. The foregoing attorneys are authorized to vote, in their discretion, upon such other business as may properly come before the meeting or any adjournment thereof.

   ELECTION OF CLASS II DIRECTORS: THE NOMINEES FOR THE BOARD OF DIRECTORS TO
                                   SERVE FOR A THREE-YEAR TERM AS CLASS II
                                   DIRECTORS ARE:

           Vernon R. Alden, Thomas L. Phillips and Delbert C. Staley

   INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below. (To vote or withhold authority for all nominees, see below.)
--------------------------------------------------------------------------------
THIS PROXY WILL BE VOTED AS SPECIFIED, OR WHERE NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE ELECTION OF CLASS II DIRECTORS, FOR THE PROPOSALS IN ITEMS 2, 3 AND 4 AND AGAINST THE PROPOSALS IN ITEMS 5, 6, 7 AND 8.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF DIRECTORS AND THE PROPOSALS IN ITEMS 2, 3 AND 4.

1. To elect three members of the Board of Directors for a three-year term as
   Class II Directors consisting of the foregoing nominees.                    [ ] FOR   [ ] WITHHOLD AUTHORITY
2. To approve the amendment to the 1968 Employee Stock Purchase Plan to
   increase the number of shares subject thereto by 3,900,000 shares.          [ ] FOR   [ ] AGAINST   [ ] ABSTAIN
                                                                (continued and to be signed and dated on other side)

3. To approve the amendment to the 1981 International Employee Stock
   Purchase Plan to increase the number of shares subject thereto by
   3,600,000 shares.                                                           [ ] FOR   [ ] AGAINST   [ ] ABSTAIN
4. To ratify the selection of Coopers & Lybrand L.L.P. as auditors for the
   fiscal year ending June 27, 1998.                                           [ ] FOR   [ ] AGAINST   [ ] ABSTAIN

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE STOCKHOLDER PROPOSALS IN ITEMS 5, 6, 7 AND 8.

5. To approve a stockholder proposal relating to the declassification of the
   Board of Directors.                                                         [ ] FOR   [ ] AGAINST   [ ] ABSTAIN
6. To approve a stockholder proposal relating to the redemption of the
   Corporation's stockholder rights plan.                                      [ ] FOR   [ ] AGAINST   [ ] ABSTAIN
7. To approve a stockholder proposal relating to the engagement of an investment banker to explore alternatives to enhance the value of the
   Corporation.                                                                [ ] FOR   [ ] AGAINST   [ ] ABSTAIN
8. To approve a stockholder proposal relating to the separation of the
   offices of President and Chairman.                                          [ ] FOR   [ ] AGAINST   [ ] ABSTAIN

The undersigned plans to attend the Annual Meeting [ ]

                                               Signature(s)
                                               .................................

                                               .................................

                                               Date......................., 1997

                                               NOTE: SIGNATURE(S) SHOULD AGREE
                                               WITH NAME(S) AS PRINTED ON THIS
                                               PROXY. IF SIGNING AS ATTORNEY,
                                               EXECUTOR, ADMINISTRATOR, TRUSTEE
                                               OR GUARDIAN, PLEASE GIVE YOUR
                                               FULL TITLE AS SUCH.
                                                PLEASE SIGN AND RETURN PROMPTLY
                                                     IN ENCLOSED ENVELOPE